UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2014

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Milton, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Exide Technologies, a debtor and a debtor-in-possession (the "Company" or the "Debtor") in a pending case in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code, obtained certain amendments to that certain Amended and Restated Superpriority Debtor-in-Possession Credit Agreement, dated as of July 12, 2013, by and among the Company, as US Borrower, Exide Global Holding Netherlands C.V., as Foreign Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent (as amended, the "Amended DIP Credit Agreement") pursuant to Amendment No. 8, dated as of October 9, 2014 (the "Amendment"). The Amendment was approved by all lenders under the Amended DIP Credit Agreement.

The Amendment extends the maturity date under the DIP facilities to March 31, 2015. The Amendment sets forth certain milestones relating to the Company's restructuring efforts and modifies the requirements for an acceptable reorganization plan.

The Amendment, among other things, also became effective to amend the DIP Credit Agreement as follows: (a) eliminates reinvestment rights with respect to dispositions triggering mandatory prepayments; (b) modifies certain limitations relating to expense reimbursement; (c) modifies the financial covenant relating to minimum liquidity of the loan parties, adds financial covenants relating to minimum liquidity of the Company and maximum capital expenditures and eliminates the financial covenant relating to minimum twelve-month trailing EBITDA; (d) modifies the definitions of Permitted Dispositions and Permitted Indebtedness and limits the availability of certain baskets under the definition of Permitted Indebtedness to amounts outstanding as of October 9, 2014; and (e) modifies certain agent and lender voting and consent thresholds.

The Amendment further provides that, effective October 9, 2014, the commitments under the DIP revolving facility will be reduced to $200 million from $225 million. Future borrowings under the DIP revolving facility shall be subject to unrestricted cash not exceeding $50 million.

The Company and the lenders under the Amended DIP Credit Agreement approved certain additional fees and an increase to the applicable margin under the DIP facility. The increase in applicable margin and certain fees are subject to the approval of the Bankruptcy Court, which the Company will seek at a hearing to be held on October 31, 2014. Upon the Bankruptcy Court entering an order approving such matters, (a) revolving loans shall bear interest at a rate of (i) with respect to amounts outstanding on or prior to December 31, 2014 (retroactive to October 9, 2014), LIBOR plus 4.00% per annum and (ii) thereafter, LIBOR plus 4.50% per annum, (b) the fees payable for unused revolving commitments shall be increased to (i) with respect to such fees payable on or prior to December 31, 2014 (retroactive to October 9, 2014), 1.00% per annum and (ii) thereafter, 1.50% per annum, (c) a one-time duration fee of 0.50% of the aggregate principal amount of term loans outstanding and revolving commitments available as of December 30, 2014 shall be payable to lenders on such date and (d) a monthly facility fee of 0.0833% of the aggregate principal amount of term loans outstanding shall be payable to term loan lenders. If such order is not entered by November 3, 2014, the DIP facilities shall mature on November 4, 2014.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amendment No. 8, dated as of October 9, 2014, to the Amended and Restated Superpriority Debtor-in-Possession Credit Agreement, dated as of July 12, 2013, by and among Exide Technologies, a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as US Borrower, Exide Global Holding Netherlands C.V., as Foreign Borrower, the lenders from time to time party thereto and JP Morgan Chase Bank, N.A., as Agent.

Exhibit 99.1 Press Release dated October 10, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

October 10, 2014	By:	Phillip A. Damaska

Name: Phillip A. Damaska
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 8, dated as of October 9, 2014, to the Amended and Restated Superpriority Debtor-in-Possession Credit Agreement, dated as of July 12, 2013, by and among Exide Technologies, a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as US Borrower, Exide Global Holding Netherlands C.V., as Foreign Borrower, the lenders from time to time party thereto and JP Morgan Chase Bank, N.A., as Agent.
99.1	Press Release dated October 10, 2014.